PROSPECTUS SUPPLEMENT NO. 10	Filed Pursuant to Rule 424(b)(7)
(TO PROSPECTUS DATED MAY 23, 2006)	Registration No. 333-134409
$300,000,000
ARVINMERITOR, INC.
4.625% CONVERTIBLE SENIOR NOTES DUE 2026
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
        This prospectus supplement no. 10 supplements and amends the prospectus dated May 23, 2006, as previously supplemented and amended by prospectus supplements no. 1, dated May 31, 2006; no. 2, dated June 6, 2006; no. 3, dated June 13, 2006; no. 4, dated June 19, 2006; no. 5, dated June 26, 2006; no. 6, dated July 5, 2006; no. 7, dated July 12, 2006; no. 8, dated July 25, 2006; and no. 9, dated August 1, 2006 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling securityholders of our 4.625% Convertible Senior Notes Due 2026 and shares of our common stock issuable upon conversion of the notes.
      This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
      The information appearing in the table below, which is based on information provided by or on behalf of the named selling securityholders, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the prospectus. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $300,000,000 aggregate initial principal amount of notes outstanding. The number of shares of common stock owned prior to the offering excludes shares of common stock issuable upon conversion of the notes. The number of shares of common stock offered hereby is based on the initial conversion rate equivalent to 47.6667 shares of common stock per $1,000 initial principal amount of notes and a cash payment in lieu of any fractional share.

Principal Amount of
	Notes Beneficially		Common Stock
	Owned and Offered	Percentage of Notes	Owned Prior to the	Common Stock
Selling Securityholder	Hereby(1)	Outstanding	Offering	Offered Hereby

British Virgin Islands Social Security Board	$79,000	*	—	3,765

*	Less than one percent of the notes outstanding.

(1)	We believe any excess of the total amount of registered sales by selling securityholders is the result of (i) sales by selling securityholders who previously registered their securities in unregistered exempt transactions and the subsequent registration by the purchasers thereof, or (ii) registration by selling securityholders who had acquired their securities in a previously registered transaction.
       Investing in the notes and the underlying shares of common stock involves significant risks. See “Risk Factors” beginning on page 6 of the prospectus.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 9, 2006.